Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of First Financial Northwest, Inc. and subsidiaries of our report dated March 8, 2016, with respect to the consolidated financial statements of First Financial Northwest, Inc. and subsidiaries and the effectiveness of internal control over financial reporting, which report appears in the Form 10-K of First Financial Northwest, Inc. and subsidiaries for the year ended December 31, 2015.

/s/ Moss Adams LLP
Everett, Washington
June 15, 2016